Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventssm

SHFL - Q3 2006 Shuffle Master, Inc. Earnings Conference Call

Event Date/Time: Sep.07.2006 / 5:00PMET

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Jerry Smith

Shuffle Master, Inc. - SVP & General Counsel

Mark Yoseloff

Shuffle Master, Inc. - Chairman & CEO

Rich Baldwin

Shuffle Master, Inc. - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Joseph Greff

Bear, Stearns & Co. - Analyst

Aimee Marcel

Jefferies & Co. - Analyst

Peter Jones

Eminence Capital - Analyst

Todd Eilers

Roth Capital Partners - Analyst

Bill Lerner

Deutsche Bank - Analyst

Adam Steinberg

Morgan Joseph - Analyst

David Vas

Banc of America Securities - Analyst

Charles Minervino

Goldman Sachs - Analyst

David Barteld

NCPI - Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen, and welcome to the Shuffle Master Gaming third quarter earnings conference call.

[OPERATOR INSTRUCTIONS]

It is now my pleasure to introduce your host, Mr. Jerry Smith, Senior Vice-President and General Counsel for Shuffle Master Gaming. Thank you, Mr. Smith, you may begin.

Jerry Smith - Shuffle Master, Inc. - SVP & General Counsel

Good afternoon, I am Jerry Smith, Senior Vice-President and General Counsel of Shuffle Master.

With me today are Mark Yoseloff Chairman of the Board and CEO of Shuffle Master, Paul Meyer, our COO and President; and Rich Baldwin, our Senior Vice-President and Chief Financial Officer. Today’s conference call is being simultaneously webcast through our website and will also be archived for the next 30 days.

During our call, various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations. We will also be discussing certain financial measures such as EBITDA, which represents a non-GAAP financial measure. The importance of this measure to investors, as well as a reconciliation to the most directly comparable GAAP measure can be found in today’s earnings press release.

Now, I’ll turn the call over to our Chairman and CEO, Mark Yoseloff.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Thank you, Jerry.

During the third quarter, we posted solid top and bottom line operating results for both the current quarter and nine month periods, which Rich will further address in his comments, while we continued to make significant progress integrating our global platform and setting the stage for our next phase of growth.

As a brief introduction, I would like to talk about the steps we’ve taken to create what is now a formidable global gaming equipment supplier. Over the last two years, we’ve complemented our U.S. operations with two international acquisitions that have significantly enhanced our presence in Europe and the Pacific Rim.

During that time, we have made good progress with initial integration phases, such as sales, service, marketing, accounting, and other systems that will allow our combined organizations to operate effectively while at the same time achieve operating efficiencies over time. With these initial steps almost complete, we can now focus our efforts on product-related integration through the consolidation of our global R&D effort.

Combined, these critical initiatives will pull together and focus our organization for both a product and distribution perspective so we are better positioned to capitalize on our global footprint. Furthermore, these initiatives will ultimately allow us to take advantage of the financial leverage that we have already witnessed in our business model over the last decade.

With that brief introduction, I would like to turn the call over to Rich Baldwin to discuss our operating results.

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

Thanks, Mark.

During the quarter, we established new quarterly records in both top line revenue and EBITDA. Revenue totalled $40.7 million, an increase of 49% over last year and EBITDA increased 26% to $19.2 million. GAAP earnings per share from continuing operations totalled $0.20.

However, considering our Q3 operating results on a basis consistent with our previously stated earrings guidance, which as a reminder, excluded the adoption of FAS 123R and any cost or contribution from the Stargames acquisition, our earnings per share would have been $0.30 or a 36% increase over last year. Note that our results benefited from the gain recognition related to the sale of the ENPAT patents to IGT.

In this regard, I should note that Shuffle Master has a long history of acquiring intellectual property where we see potential value. In some instances, we develop products around such patents and in other instances, we ultimately sell those same patents for a profit, which is exactly what we did this quarter. In short, this is not the first and will not be the last time we sell IP for a profit. Before discussing our segment results in more detail, I would like to comment on the geographic breakdown of our quarterly revenue. For the quarter, we derived 66% of our revenue within North America and 34% outside of North America.

As we have stated previously, with the proliferation of gaming overseas and the universal appeal of our products, we believe that international revenues are poised to grow faster than our domestic revenues for the next several years. Turning to our segment results, utility products revenue increased 13% to $18.6 million in the third quarter on the continued strength of our shuffler business.

Both customer demand and general pricing trends for our third generation shufflers remain strong, with both average selling prices and average monthly lease rates exceeding those of our second generation shufflers. Entertainment products revenue for the quarter increased 107% to $22.1 million, primarily due to the $8.7 million contribution from the Stargames product line and an increase in lifetime license sales.

As I just mentioned regarding our utility products, customer demand and general pricing trends for our traditional felt-based table games also remains very strong. Our installed base of lease table games increased both year-over-year and sequentially due in large part to additional placements of our latest premium game introduction, Ultimate Texas Hold’em™, as well as our popular side bet titles, most notably Royal Match 21® and Bet to Set “21”™.

During the quarter, consolidated gross margins totalled 67% and operating margins totalled 33%, both very strong but nonetheless down year-over-year. Since there have been some investor concerns on margins recently, I would like to discuss some of the factors causing the reduction from historic levels.

First, when Shuffle Master was a one-product company that focused primarily on leasing shufflers, our margins approached if not exceeded software industry-like margins and certainly stood out in the gaming space. Over the years, as our products proliferated with customers, some simply decided to buy versus lease.

Additionally, we have made several acquisitions along the way. These factors, of course, have naturally impacted our margins, but that change came with the upside of new markets and more visible earnings growth, which we delivered on.

Now with Stargames, a business that materially expands our market opportunity, our margins have once again been affected. That said, as we fully integrate the acquisition, particularly from a product and manufacturing standpoint, modest gains and margin improvement on a much greater revenue base will have a significant impact on our bottom line.

Lastly, the long-term growth potential we believe we gained with Stargames far outweighs any margin sacrifice we might experience. Before I turn the call back to Mark, I would like to touch on two quick topics. The first has to do with our acquisition financing plan and the other, our recent share repurchase activity.

First, we are moving forward with our permanent financing plan for the Stargames acquisition debt. Currently, the outstanding balance on the temporary financing now stands at $70 million. Since February 1, the date of the acquisition, we’ve repaid $45 million on this loan and our plan is to roll the remaining balance into a portion of a newly-created $100 million credit facility which we expect will close in the fourth quarter.

Second, in terms of our ongoing share repurchase efforts, we bought back approximately 125,000 shares during the third quarter as well as 91,400 shares subsequent to quarter end. As our long history of share repurchases would suggest, we will certainly remain active from time to time as market conditions allow. To that end, we just announce today that our BOD approved another $30 million buyback authorization.

With that, I would like to turn the call back over to Mark.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Thanks, Rich.

With the acquisitions of Card and more recently Stargames, Shuffle Master’s breadth of product and market opportunity has expanded dramatically from a company that historically targeted the U.S. table game market to an organization that is focused on the entire floor in every casino around the world.

As a result of our expanded product portfolio and geographic reach, we have never been better positioned to take advantage of the evolving gaming landscape around the world, including Asia-Pac, the U.S., and Europe. Even in our core utilities segment, we are only getting stronger.

With competition lagging in the category, we will continue to introduce next generation technology, driving replacement cycles for our products that will continue to make Shuffle Master a unique and leading force in all casino jurisdictions. Within our felt-based proprietary table game business, we continue to increase our footprint of titles with our North American installed base surpassing 4,000 tables during the current quarter, and a deep pipeline of new and exciting game titles in development.

Moving out of the table game pit, our multi-player electronic table game initiative in North America, Table Master™, is making good progress, albeit at a slower rate than we’d originally anticipated. Given the compelling economics associated with the technology as well as the successful introduction of acceptance of Stargames’ multi-player products in Asia-Pac, we remain optimistic that the long-term opportunity in North America is enormous.

We believe the combination of our multiple electronic platforms coupled with our proprietary table game titles gives us a significant competitive edge in the category and as I mentioned on last quarter’s call, over time our entertainment business will likely dwarf our utility business even with what we anticipate to be significant utility growth.

By way of recent example, Shuffle Master was awarded the first multi-player electronic table game contract by the Delaware state lottery and the win was important for several reasons. First and most obvious, with the games being placed under a revenue-sharing arrangement, the contract will generate solid and predictable revenue over its initial five-year term and we expect initial installations to be completed during the fourth calendar quarter of 2006.

On an annualized basis, we currently estimate the revenue potential for this contract to be in the $2 to $4 million per year range. Further, the award was an important step toward a broader presence in video lottery markets, which represents a major growth opportunity in North America.

In fact, we believe other states will be monitoring our multi-player initiative in Delaware, which could open up this growth avenue for us. Most, probably would be the domestic racino jurisdictions where traditional live table games are prohibited.

Over time, we do anticipate competition in this category, however, the combination of our multiple electronic platforms, which is significantly enhanced by the Stargames acquisition and our industry-leading proprietary table game content gives us a significant first mover advantage. Locking up this real estate is extremely important as it provides us the opportunity for ongoing, high margin sales of our existing and future table game content.

Another example of our multi-player opportunity in North America is the Rapid Products acquired from Stargames, which are already starting to gain traction in the market. For the moment, our flagship Rapid Product is Rapid Roulette®, which was talked about in the past. As a brief reminder, Rapid Roulette® matches a live dealer with multiple player wagering stations. Because the dealer is unencumbered by the mechanics of taking and paying bets, the game is faster and more exciting. Moreover, it’s highly scalable for the casino because it can add incremental player stations totaling up to 100 terminals without adding incremental operating costs. These unique product characteristics have led to excellent initial demand for Rapid Roulette®. Looking ahead, we are not only excited about the long-term opportunity for Rapid Roulette® but our entire suite of Rapid series products, including Rapid Sic-Bo™, Rapid Baccarat, Rapid Big Wheel™, and in the future, Rapid Craps.

Looking beyond North America, as I discussed in great deal on last quarter’s conference call, there are similar, if not more exciting growth opportunities for Shuffle Master in Asia-Pac, the fastest growing gaming region in the world. We believe the combination of our deep product portfolio, expanded distribution capabilities, and limited competition better position Shuffle Master than any other equipment supplier to capitalize on this explosive growth over the next several years.

Finally, I want to stress that over the next few quarters and years, the value creation mind-set that we have talked about in the past will continue to hold true. That is, we will continue to grow by allocating capital to organic growth efforts, strengthening our core business by developing new and innovative products. Second with a long track record of buying assets and companies, we will make strategic acquisitions should they present themselves, adding new products or geographic regions as we gain larger scale.

Third, as was the case this quarter, we will always look to return capital to shareholders should the opportunity arise. As Rich highlighted, during a quarter where we were primarily focused on integration, we not only delivered solid P&L performance, but we also paid down debt and repurchased shares.

In fact, over the past five years, we have repurchased approximately 11.2 million shares at an average price of only $16.63 per share and we will be consistent about this approach going forward, particularly when we feel our stock is attractively valued.

I’d like to conclude today’s conference call with our current full year fiscal 2006 outlook and introduce earnings guidance for fiscal 2007 and 2008. Fiscal 2006 is a year in which we demonstrated substantial growth in all categories. Nonetheless, the growth in revenue and profit related to Table Master™, although anticipated to be record-setting, will fall short of the Company’s internal forecast primarily due to longer than anticipated approval and selling cycles.

As an example of this, although the Company won the bid for the Delaware state lottery multi-player electronic tables, which is expected to add $0.01 to $0.02 per quarter for earnings, the bidding process simply took longer than expected. Due to these delays, management now anticipates a modest impact on full-year earnings, which we’re now forecasting to be $0.97 to $1.00, excluding the adoption of FAS 123R and any cost of contribution from our Stargames acquisition.

Looking forward, based on the broad array of products that the Company now offers and the growing geographic reach of these products, our outlook for fiscal 2007 and fiscal 2008 is more optimistic than at any point in Shuffle Master’s history. For this reason, we anticipate that revenue and earnings growth in both of these years will exceed the Company’s most recent five-year compound annual growth rate, which is approximately 25%.

With that, I would like to ask Doug to open the floor to questions.

QUESTIONS AND ANSWERS

Operator

Thank you.

Joseph Greff - Bear, Stearns & Co. - Analyst

Hey Mark, hey Rich, how are you?

In the fiscal third quarter on an absolute basis, what were the gross margins for the Stargames operations? And then on the same topic, where can you go with margins and how do you improve the margins there? And then I have a follow-up question, thank you.

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

In terms of the first question, Joe, I would say we’re probably--if we’re looking at just the Stargames product line in the quarter, probably in the mid-50s. On a blended basis, with all of their products.

Joseph Greff - Bear, Stearns & Co. - Analyst

Okay. And once it’s stabilized -

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

I’ll address part two of that, which is how do we improve those margins.

First of all, the margins vary already. Our EGMs, or stand alone slots are slightly lower margin, whereas our multi-players are slightly higher margin.

Adding proprietary content will clearly drive margins. And we’re already beginning to see the affect of that as we start to add proprietary side bets for things like Baccarat. And even with EGMs, content will drive margin for us.

Secondly, manufacturing efficiencies will drive margins for us. This is true of our entire electronics segment. So as we work toward, for example, a single platform worldwide manufacturing on a larger scale worldwide, all of these help margins.

This is our task now, Joe. Step one was to bring in this incredibly important product category. Step two is to now work our margins.

As I think Rich said in his remarks, even small improvements in margins on large revenue basis result in a lot of absolute dollars going to the earnings line.

Joseph Greff - Bear, Stearns & Co. - Analyst

Just a follow-up on the fiscal ‘07 fiscal ‘08 EPS guidance or target of 25%, is that on a similar basis to what you target fiscal ‘06
i.e. excluding FAS 123R and Stargames contribution or a net number?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

No, after the first year Stargames is in. The only reason we excluded it is that when we originally gave guidance for ‘06, which we did in mid-’05, we didn’t contemplate Stargames and so we--good or bad, we said this guidance was without Stargames, so for the year ‘06 it will be without Stargames.

Going forward, everything will include Stargames, good or bad but I expect it will be mostly good. Our own thoughts on ‘07 and ‘08 are ultrabright. But I think a reasonable way for us to look at it is to baseline 25% and look at what we might do to even improve above that.

Joseph Greff - Bear, Stearns & Co. - Analyst

Okay. And then one final, final question. The implied fourth quarter or fiscal fourth quarter EPS guidance, if you can help me out on out of pocket, what that range is?

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

Well, Joe, for the year, we were basically--for the nine months, we were at $0.74 so our guidance range of $0.97 to $1.00, you can do that math.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

It puts you at $0.23 to $0.26. One of the problems in doing this, Joe, is because of the effect of share count on each quarter with our stock price fluctuating so much this year, the sum of the quarters is not necessarily going to be the whole because there’s different share counts used to figure the EPS in each of the quarters and in the year.

But I think at this point we’ve got three quarters behind us, we’re in the home stretch, we’re going to do $0.97 to $1.00 for the year. It still represents better than 20% growth, 20% or better for the year. Not a bad year. We think we got much rosier years ahead.

Joseph Greff - Bear, Stearns & Co. - Analyst

Great, thanks guys, good luck.

Operator

Our next question comes from Aimee Marcel with Jeffries and Company, please proceed with your question.

Aimee Marcel - Jefferies & Co. - Analyst

Hi, guys. Could I get a breakout of the slots versus the Vegas Star® contribution, or just a number of units?

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

You know, Aimee. Actually, that will be laid out quite nicely in the 10Q, when we file it, which we’re anticipating to be either this afternoon or no later than tomorrow.

Oh, okay. Now, the strength in table games, is that all from Ultimate Texas Hold’em™, or was there something else that was in the quarter?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

No, actually it was a combination of a variety of things.

Ultimate Texas Hold’em™, without a doubt is a very strong product for us, but some of our side bet games are doing exceedingly well right now too. And whether it’s Dragon Bonus™ on baccarat, Bet The Set®, some of the other Side Bet’s doing very, very well as well.

So I’m really heartened by what we are seeing in the table game business, which is frankly expansion of interest and placements in practically every one of our titles right now. So, yes, Ultimate Texas Hold’em™ is going gang busters, but so are a number of our other titles.

Aimee Marcel - Jefferies & Co. - Analyst

So the 202 placements we saw this quarter, you think that can continue?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Well, I’m hopeful that we’ll continue to add. That was an exceptional quarter. Although I think we’ve come out of the box reasonably well in Q4 so far. So without foreshadowing Q4 results, I’m pleased so far with what we’ve done in placements in this quarter.

Aimee Marcel - Jefferies & Co. - Analyst

Okay. Also on the Delaware multi-player games. We saw IGT also put in a bid. Is that competition to you or is that just kind of a first draft for them?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Well, they were competitors in a sense of being bidders. As was one other company. I feel good about the fact that we got 100% of the bid, but I never discount any competitor and certainly when the competitor is IGT, I certainly don’t discount them. They’re a formidable competitor.

I think that we have a substantial edge in this niche of the electronics business. This niche being multi-terminal or multi-player electronic tables. The biggest edge that we have, frankly, is we own all the IP. We own Three Card Poker®, we own Four Card Poker®, we own Texas, we own this, we own that. As a result of that, we were able to offer not just Blackjack or electronic baccarat but a full array of titles which is what the Delaware racinos were particularly interested in.

Aimee Marcel - Jefferies & Co. - Analyst

Okay, as for a question for Rich, the terms on the revolving credit facility, is there any chance that your interest rate will come down?

Well, one of the nice things about the temporary financing, which is why we haven’t been in a real big rush to put permanent financing in place is that the rates have been good. I think what we’re probably expecting is a fairly similar rate on the permanent that we’re currently getting on the temporary and of course we’re going to continue to aggressively pay that down as we mentioned in our comments. In relatively short order we’ve repaid $45 million towards the $115 million loan.

Aimee Marcel - Jefferies & Co. - Analyst

Okay, thanks.

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

You’re welcome.

Operator

Our next question comes from Peter Jones with [Emence] Capital, please proceed with your question.

Peter Jones - Eminence Capital - Analyst

Hey, guys, just a couple of quick questions. First one, just a clarification on the guidance. The 20%, 25% is off of the $0.97 to $1.00 that we’re doing this year?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Yes. The ‘07 number--and that’s why we--I’ll say this carefully so I don’t get myself in trouble. We think we’re looking at a really outstanding year in ‘07, a really outstanding year. But for today, let’s say that it’s going to be a 25% top and bottom line increase over wherever we end up in ‘06.

Peter Jones - Eminence Capital - Analyst

Okay. That’s helpful.

One question on the tables. Mark, you usually do a great job giving color on the master strategy and it looked like the lifetime placements were up quite a bit. Can you just talk about if there was anything anomalous in the quarter or if there’s another change coming that that indicated?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

There’s really nothing anomalous. That is a function of our customers’ desire to purchase it at a certain time. The only thing that probably would have affected it a bit is our decision to move forward on certain sales of Fortune Pai Gow Poker®, the Fortune Side Bet.

That was a decision that was based on a lot of the same strategic thinking that led us to sell a couple of the other titles over time. And our Fortune--the Fortune Side Bet on Pai Gow is on the vast majority of all Pai Gow poker tables in North America.

Peter Jones - Eminence Capital - Analyst

Okay, got you.. Very last question just for Rich.

Rich, it looked like the inventories were up quite a bit sequentially. Just wondering if that was built in advance of something in Macau or any color as to what’s going on there?

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

It’s basically--it’s all product that’s being built, that we expect we’re going to turn pretty quickly. A lot of the Rapid products that Mark talked about, we’ve--we’re kind of ramped up on production there and we’ve taken some inventory here in the U.S. for what we expect to be some opportunities over the next few quarters continuing to build that one2six™ as a Card bringing them here as we move that product.

So I would--I mean I think the one thing that you need to understand is that as we grow, as the business grows, our working capital requirements are certainly going to grow along the way and some of these products certainly carry higher product costs, so you’re going to see inventory spike a little bit, but we’re going to turn that inventory and you’re going to see that flow through probably in the next few quarters.

Peter Jones - Eminence Capital - Analyst

Okay, so do you think this is a good level of inventory days, or what now that we have Stargames in the company?

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

We’re going to start taking a hard look at that now. One of the things we identified when we were looking at Stargames was improving upon their selling cycle and their turns and their average days sales outstanding on the receivables.

I think we can certainly make some improvements there. But the good news is that we always get paid. We have a very, very, very low write-off history, as did Stargames and so we’re going to turn that working capital into cash over time.

Peter Jones - Eminence Capital - Analyst

Thank you very much.

Operator

Our next question comes from Todd Eilers with Roth Capital Partners, please proceed with your question.

Todd Eilers - Roth Capital Partners - Analyst

A couple of questions. First question on--in the press release mentioned Stargames contributed roughly $8.7 million in the quarter. I think the prior quarter, Stargames contributed roughly $10.7 million. Can you maybe talk a little about the sequential decline there? Was there a large order in the prior quarter? Maybe help us understand the sequential decline there assuming that’s going to be the case going forward. It’s going to be a little lumpy. I just wanted to understand that a little bit better.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Yeah, there’s two factors, Todd.

One is timing. It will be a bit lumpy. Secondly, last quarter was the first quarter in which we reported Stargames revenue. Because of the differences between Australian and U.S. GAAP accounting, there were transactions that actually were prior periods under Australian GAAP that under U.S. rules fell into our second quarter.

So it tended to add some revenue to that quarter on a one-time basis. So the roughly $9 million this quarter is all representative of revenue this quarter. Also--and it’s a factor that we need to start considering as we look at our Stargames results.

Some of the Stargames transactions--and I think Rich made this comment--some of the transactions carried longer payment terms and under our GAAP accounting rules we don’t recognize those transactions entirely in one quarter. Even though they’re shipped and billed in one quarter, we only recognize that revenue in some cases over several quarters as it’s paid.

So what you will see is some build-up of deferred revenue. So Stargames actually may have done more business this quarter than is reflected in that number, but not all of it under now the current GAAP rules is recognized in this quarter. I know that this adds a lot of transparency to these numbers for you.

Todd Eilers - Roth Capital Partners - Analyst

Okay. That helps, thanks.

The other question I had was with regards to your mobile strategy and your agreement with Sona Mobile. You talked a bit about exciting growth prospects going forward for ‘07 and ‘08 fiscal years for you guys. Do you see your mobile business contributing much to that in ‘07, or do you see that more of an ‘08 event for you guys?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

I think there will be very modest contribution in ‘07. One of the things in regard to our mobile initiative is it’s not limited to the Nevada approval of mobile. And in fact I think I mentioned this on past calls and I’ll say it again.

We are more likely to do more mobile business outside of Nevada and in fact outside the United States than in the United States in the near future. And when I look at the contribution of mobile to our revenue and earnings in ‘07, presuming that there is some contribution, it is likely to come from areas outside of the U.S.

Todd Eilers - Roth Capital Partners - Analyst

Okay, great. One final question, just regarding taxes, looked like the tax rate was a little bit higher here this quarter.

I’m assuming that’s probably has something to do with some of the one-time items. Rich, can you help us understand what’s going on there and should we see that tax rate on a normalized basis come back to the previous levels next quarter?

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

As we’ve talked here with the acquisition and the--some of these amounts that are hitting in certain quarters, not in others, obviously that’s impacting the tax rate. I think to be conservative, I would assume a tax rate probably in the 35% range and I think we probably will come in a little better than that over the next few quarters, but I think 35 is a good number to plug in a model.

Todd Eilers - Roth Capital Partners - Analyst

Okay, great, thanks, guys.

Operator

Our next question comes from Bill Lerner with Deutsche Bank, please proceed with your question.

Bill Lerner - Deutsche Bank - Analyst

Thanks, hey guys.

Two questions. One maybe for Rich. Could you just talk about--well, I guess the way to put it is the temp financing obviously has strung on for a little longer than you had initially anticipated.

That being said--and that’s been part of the drag, obviously on the Stargames contribution. Are you still on track for this neutral to slightly accretive contribution in the first 12 months, not to split hairs on a few months or what have you and then I have a follow-up.

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

Mark probably has some thoughts on this also, I’ll just share a couple comments.

When we originally provided that statement, our original intention as far as the financing plan for Stargames was a convert and I think we had mentioned that before and we had explored the convert market and we ultimately--we were trying to get similar terms than we were able to on our first convert, which were very favorable and we ultimately were not able to just because the convert market is just simply not as good as it was then.

So we’ve kind of lived with this temporary financing as we’ve continued to evaluate other alternatives. In the meantime, we paid down a lot of it, as we’ve been discussing here. I will tell you, though, once we get the credit facility in place, as we’ve been talking here, we are going to need more liquidity to run the business going forward and the credit facility will provide that.

But we may also revisit the convert market again and if the convert market is favorable, you might see us issue another convert, maybe pay down the facility. Again, if you go back to what we did the first time around, we also simultaneously with the convert bought back a lot of stock. That’s certainly something we are going to continue to evaluate.

So in summary, certainly the original thought was the cost of the acquisition financing would be less than we’ve experienced thus far.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Let me add to that, if I can, Bill. If you look at where we are, $0.06--on Stargames’ first two quarters of ownership, roughly $0.06 of interest, $0.02 of amortization, and $0.02 of operating loss. The next six months from a forecast perspective look stronger than these six months.

But that’s not in the bag because as we know, a lot of that business is coming from Asia and particularly in Macau and we know that for example there have been several delays in openings there and that can affect it.

I’m not convinced that we’re going to be neutral to slightly accretive even if you take out this interest expense. But I think certainly the next two quarters for Stargames will be excellent quarters and will be representative of the growth we’re looking for going forward. So I’m still optimistic, but no guarantees.

Bill Lerner - Deutsche Bank - Analyst

That’s helpful. And then one follow-up and Mark, this is a good segue.

As you think about ‘07 growth guidance that you gave, where’s the rest--you mentioned some delays in certain properties that are obviously construction-based or what have you, but are we going to beholden to construction schedules in Macau or how--what are you budgeting or how you thinking about ‘07 in that respect?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

We’ve done our own detailed look at actually each of the next five years, and the growth is coming from a lot of places, both from a product perspective and a geographic perspective. So it’s a complicated model, if you like that involves electronics and new generation shufflers and a whole variety of things. And it involves those happening around the world.

I guess the risk is primarily a timing risk. It’s like the discussion we had earlier regarding Table Master™. We had very lofty goals for Table Master™ this year.

So even though we’re likely to set all kinds of records with the product, we are demanding task masters. It’s very few companies, frankly that set their target at growing 25% a year on average and do it year-in, year-out, don’t miss a beat. For the last five, six, seven years, that’s been our history.

We are again targeting this kind of growth going forward. And we certainly have the business plan and the detailed forecast to get us there. Now it’s execution risk, which I don’t think is that great because it’s all existing products and it’s timing risks, which are great because one day one of our customers goes and makes an announcement and says, we’re delaying this opening six months. It’s one piece of business.

So just as this year, we’re now saying, oh, we’re only going to do low 20% or 20%, which is still not a bad year, by the way, and most companies would be happy with 20% growth a year.

But I think next year looks awfully good, Bill. I hate to be so optimistic, because I never am. I always try to be a little reticent about this stuff, but I’m really optimistic about ‘07.

Bill Lerner - Deutsche Bank - Analyst

Thanks, guys.

Adam Steinberg - Morgan Joseph - Analyst

Okay, thanks. Hi Mark, hi Rich, how are you doing?

Just real quick, I hate to beat the dead horse that’s your guidance, but your guidance of $0.97 to $1.00, I’m looking at it the way I look at it which is including the FAS 123, implies about $0.85 to $0.88?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

No the total effect of FAS 123 for the year is about $0.09 or $0.10 which would put it in the $0.87 or $0.88 low-end to low--$0.90’s on the high end.

Adam Steinberg - Morgan Joseph - Analyst

Okay, that’s one, Rich, this question’s for you, on the prices on the entertainment products, if I look at it sequentially and look at the number of units you sold or seats that you sold and then the sequential increase in the revenue, it looks like prices seem to have come down a little bit sequentially, can you talk to that?

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

It’s really just mix, it’s not prices. You’ve got lots of moving parts in there, but if you just simply take the portfolio of our table games and you kind of look at the mix of games in the installed base this quarter versus the mix of games in the installed base last quarter, we have a higher percentage of our side bets than the installed base this quarter. So that’s going to bring down your overall, if you will ALP or your ASP on any of those we might have sold.

My comments about pricing trends remaining favorable and strong, if you were to compare the shuffler pricing that we’re getting on the current generation, third generation versus second, those prices are higher.

At the same token, if you were to look at the revenue generation, say a Four Card Poker® for example, this year over last year, we’re generating higher monthly lease rates, so directionally, the pricing is all trending upward but you do have mix issues in any given quarter.

Adam Steinberg - Morgan Joseph - Analyst

So given what you just said about these side bets, also then that would imply--would be the reason why perhaps your gross margins were a little better than I thought?

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

I’m sorry, can you repeat that?

Given what you just said about the side bets being a higher percentage of the revenue, that also kind of answered the question as to why margins, perhaps, came in a little bit better than I would have expected.

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

Well, again, I think the overall revenue generation in the quarter with the sales of the lifetime licenses, that’s all very high margin business even though we may have sold some side bets in the quarter at a lower ASP than say the premium games, nonetheless, they’re all still very high margin, so you’re getting good flow-through on the margin line because of that.

Adam Steinberg - Morgan Joseph - Analyst

And then one thing I want to touch on, that you mentioned when you were giving the guidance is that particularly with Table Master™, it was a slower approval process and some of the sales had taken longer than you’d thought. Is that implying that some sales that you expected this year are getting pushed into next year?

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

Yes, again, just to repeat what Mark had already mentioned, a lot of it is timing and the opportunity for Table Master™ next year we certainly think is going to be much greater than what we’re able to achieve this year even though this year should be a record year. And again a lot of it is just predicated upon timing and Delaware, obviously, is going to be a nice contribution to ‘07.

Adam Steinberg - Morgan Joseph - Analyst

But the question is, if you are expecting some of these Table Master™ sales you thought you might get this year into next year, wouldn’t that argue for even a better than 25% growth rate, or is there something else going on with the underlying business?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

I’m trying to be reticent and conservative, and that’s our usual style. So we’re going to stick to 25% for ‘07.

Adam Steinberg - Morgan Joseph - Analyst

Okay, I get that. And then just real quick, something I hadn’t thought of before, how comparable are some of the components for Table Master™ and Stargames so you can get efficiencies between purchasing for both product lines, one component.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

I would say give us a little time on product integration and there’ll be a lot of consistency between the two product lines.

Adam Steinberg - Morgan Joseph - Analyst

And then just--that is my last question, thank you.

David Vas - Banc of America Securities - Analyst

I have a question for you on Stargames, kind of bigger picture. When you first announced that you were going to acquire this company, I think the press release said you anticipated the deal to be modestly accretive immediately to both cash flow and EPS and it seems like we’re down $0.10 now in the first two quarters out of the box.

Can you kind of go through what, in fact, has changed? Interest expense is obviously part of it, but I guess are we to think that the assumption was that there would be no interest expense or no amortization or how should we think about that?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Well I think two things. First, our assumption at that time on interest was that it would be almost non-existent and in the convert world, it is.

We can do converts, we still can at little or no interest depending on what you’re willing to do on a premium on the stock side. But I think what we said was it would be neutral to modestly accretive in the first year and improve thereafter. Those were our words.

David Vas - Banc of America Securities - Analyst

Okay.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

And we’re half way through that year. I think somebody else was asking a similar question. Let’s wait until the dust settles after the first full year that we own them and then we can look at how we actually did.

David Vas - Banc of America Securities - Analyst

Okay.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

I think, by the way, that Stargames is going to have a very good quarter this quarter that we’re in now.

David Vas - Banc of America Securities - Analyst

Okay.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Let’s not--let’s wait until the year’s up and then we’ll come back and we’ll say, look, we did or we didn’t achieve that in the first year but at the same time we could also then look forward with a lot more capability. Their forecasts for the next several years look very rosy and full of lots and lots of revenue. But we’re just in the midst of putting that together right now.

David Vas - Banc of America Securities - Analyst

Okay, and I understand guidance is for wimps and all that good stuff, but when we’re looking at the third quarter I see EPS in essence of $0.12 a share and I’m looking at the fourth quarter and I think you’re guiding $0.23 or something like that, $0.23 to $0.26 less options dilution.

Should we be looking at additional dilution in the fourth quarter so that the actual number that analysts should be sort of marking to is something in the high teens or is there something that would goose it up to the $0.23 or so that you’re referring to?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

It’s a confusing question. I think the answer is that if we look at this in light of our guidance for the year, we exclude Stargames for just one more quarter of fiscal ‘06, we exclude FAS 123, that’s what we’re saying, we’re going to be in that $.97 to $1.00 range for the year and again, the quarters don’t quite line up with the year because of different share counts in each quarter. But, no, we’ll be roughly in that low to mid-$0.20 range.

David Vas - Banc of America Securities - Analyst

Okay. I guess the confusion is mine. Can you talk a little bit about revenues in the second and third quarters, specifically from Macau? What was the dollar number?

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

We have in our Q, we’ll be providing--I talked about on my comments I think 34% of the revenue generation in this quarter was outside of North America. As far as--we talk about Asia in the Q, which predominantly I would say is Macau at the moment, which you’ll--if you give me a second, I can try to find that table.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

We do break it out in the Q.

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

Just bear with me for a minute here.

Here we go. In this quarter, looks like about 9% of the revenue generation was in Asia.

David Vas - Banc of America Securities - Analyst

Okay.

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

Yeah about $3.6. And then for the nine months, we were at--on a percentage basis for the nine months we were at about 12%.

David Vas - Banc of America
Securities - Analyst

Okay. Good enough. Thanks.

Operator

Our next question comes from Charles Minervino with Goldman Sachs, please proceed with your question.

Charles Minervino - Goldman Sachs - Analyst

Just a quick question. Can you give us an update on where you are as far as shuffler penetration and Macau right now? And if you can get a little bit more specific on maybe where you are with the Venetian and Wynn properties? The Sands and the Wynn property?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Yeah, shuffler penetration is very good. I think at the Wynn, which recently opened that we were on probably 80% of the tables. And the Venetian properties or Las Vegas Sands properties, there’s going to be some variation there because they have a variety of environments.

Penetrations are high but they have everything from mass market to V.I.P. and there is some variability there. By and large on new openings in Macau right now, I would anticipate that we’re going to be in that 50% to 60% on the low end to 80% or higher on the high end as far as shuffler penetration.

Charles Minervino - Goldman Sachs - Analyst

Okay. One other question I wanted to ask on Stargames, I think you’ve talked a little bit about trying to bring the Stargames product into the U.S. Can you just give us an update on where that stands and kind of what the timetable might be on something like that?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Sure, there are three categories of products at Stargames. The Rapid series is in the U.S. and in some volume now. Rapid Roulette® is being deployed in a number of markets in North America, in the U.S. and will continue to be and it’s doing extremely well.

Vegas Star®, which is a multi-player table game style product but it’s all electronic, has a random number generator and the EGMs or stand alone gaming machines or slot machines. Both of these products are touching the U.S. shores in the sense that they are in the California Native American casino market. As we have installations there.

So that’s our plan right now. Subject to change in the future, but that’s our plan as it stands today.

Charles Minervino - Goldman Sachs - Analyst

Okay, thank you.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

I think time for one more.

Operator

Our last question is from David Barteld with NCPI, please proceed with your question.

David Barteld - NCPI - Analyst

Thanks, hey guys. What is your expected negative EPS impact for Stargames in your Q4? What are you expecting for the loss including interest, amortization and operating loss?

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

I’ll address the interest, Mark can address -

David Barteld - NCPI - Analyst

Can you just give me a bottom line EPS number so we’re clear? What you are expecting or a range?

Rich Baldwin - Shuffle Master, Inc. - SVP & CFO

I don’t think we’re ready to really break that out at the moment. The interest expense obviously will be less just by virtue of the timing of when we’ve made the payments in Q3. So you’re going to get--and we’ll probably pay more down in Q4, so that will only get better.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

One thing, David, not to--not to not answer, but we don’t typically discuss our internal forecast on a quarter in progress. I think it would not be good precedent right now. The other thing is--the other thing I want to comment on is that product mix becomes important because of cross-selling intercompany. Just a lot of moving parts, and that’s a reason why we don’t really get into that. We’ll let you know when the quarter is over, though, I promise you.

David Barteld - NCPI - Analyst

I appreciate that. Is there any--can you give us some direction for modeling purposes, should it be less than this quarter?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

I think that Stargames will improve in Q4 over Q3. So for modeling purposes use a different number.

David Barteld - NCPI - Analyst

That’s terrific, thank you. And second question is, with the Rapid product, can you be specific on where you have jurisdictional approval right now? And the timing of the rollout and what your expectations are over the next couple of quarters?

As well as you might just mention a little bit, as you scale them how the pricing varies when you go from say an initial installed base of 10 units up to 20 or more, does that change the pricing?

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

No. It’s priced per terminal. And the pricing is in the mid-$20,000 per terminal, and that’s without any special content.

That’s Rapid Roulette®. If you want some side bet or some add-on, that’s an add-on. So obviously once the basic unit’s installed, it benefits us to add units because the margins on the incremental units are marginally higher.

And let me answer the other part of your question. We are approved in many GLI territories throughout North America and in Nevada. We are not approved in New Jersey. We are not yet approved in Mississippi, although we’re in process there.

There also have been some issues of UL and CUL and river boat--but we’re solving all of those. So the original installations were primarily in Nevada where this was approved as associated equipment, all Harrah’s properties pretty much in Nevada have this. Many non-Harrah’s properties are now rolling it out.

We’re into environments several other jurisdictions, but the rollout opportunities now are quite substantial. We have never in our company history talked about a backlog of anything. But at some point, we may actually have to start talking about a Rapid Roulette® backlog. If you can believe that.

David Barteld - NCPI - Analyst

I can and I’ll look forward to it. Thank you.

Mark Yoseloff - Shuffle Master, Inc. - Chairman & CEO

Anyway, that’s the answer. You’re going to see a lot of Rapid Roulette® in the next 12 months. That I know. Okay. I want to thank everyone for participating today and look forward to speaking to you all on our next call. Thank you.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time.

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